Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports First Quarter 2011 Financial Results

1Q11 Net Sales Up 77.0% to $83.8 Million from the Prior Year Period
1Q11 Net Income of $10.1 Million, or $0.19 per Diluted Share

Qingdao, China and Rockville, Md. – August 9, 2010 -- Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2011, ended June 30, 2010.

First Quarter Fiscal 2011 Financial Highlights
•	Net sales up 77.0% to $83.8 million from $47.4 million in the prior year period
•	Gross profit increased 136.9% to $46.4 million from $19.6 million in the prior year period
•	Gross margin up substantially to 55.3% from 41.4% in the prior year period
•	Operating income increased to $16.3 million from an operating loss of $10.6 million in the prior year period
•
Net income attributable to Synutra International, Inc. common shareholders increased to $10.1 million, or $0.19 per diluted share, from a net loss of $9.9 million or ($0.18) per diluted share, in the prior year period

Mr. Liang Zhang, Chairman and CEO of Synutra stated, “Our fiscal first quarter financial results continue to demonstrate our return to growth and profitability.  Last quarter marked the significant milestone of our return to profitability.  This quarter, we have continued to leverage our robust information network and innovative, consumer driven marketing strategy to further improve our revenue mix and drive profitability.”

First Quarter Fiscal 2011 Financial Results
Net sales were $83.8 million in the first quarter of fiscal 2011, a 77.0% increase from $47.4 million in the first quarter of fiscal 2010.  Net sales from the Company’s branded powdered formula segment were $79.2 million, or 86.6% of net sales in the quarter, up significantly from $42.5 million, or 89.7% of net sales, in the prior year period.  On a sequential basis, net sales from the branded powdered formula segment improved 13.5% from $69.8 million in the fourth quarter of fiscal year 2010.  Net sales of the Company’s Super series infant formula accounted for approximately 65.3% of the volume of sales and 74.5% of the net sales of the powdered formula segment for the first quarter of fiscal year 2011.

Net sales from Other products, which mainly consist of the surplus milk powder to industrial customers, was $4.5 million, or 5.3% of net sales, in the first quarter of fiscal 2011, compared to $4.5 million, or 9.5% of net sales in the prior year period, and down sequentially from $11.6 million, or 14.1% of net sales in the fourth quarter of fiscal 2010.

Gross profit increased 136.9% to $46.4 million in the first quarter of fiscal 2011, from $19.6 million in the prior year period.  Gross margin in the first quarter of fiscal 2011 was 55.3%, up from 41.3% in the prior year period.

Operating income was $16.3 million in the first quarter of fiscal 2011, compared with an operating loss of $10.6 million in the prior year period.  Selling and distribution expenses increased 20.5% to $12.6 million in the first quarter of fiscal 2011 from $10.5 million in the prior year period.  Advertising and promotion expenses decreased 34.0% to $10.0 million in the first quarter of fiscal 2011 from $15.1 million in the prior year period. This decrease primarily reflects a continued shift in the Company’s marketing strategy from a historical reliance on aggressive advertising and promotional campaigns to a more customer-centric approach, built through promotional and educational activities for customers, communities, and medical and healthcare facilities.  General and administrative expenses increased 61.9% to $7.5 million in the first quarter of fiscal 2011 from $4.6 million in the prior year period.  The increase is primarily due to a $1.7 million impairment loss of good will and intangible assets related to a reduction of expected future cash flows from the baby food segment.

Net income attributable to Synutra International, Inc. common shareholders was $10.1 million, or $0.19 per diluted share in the first quarter of fiscal 2011, compared with a net loss of $9.9 million or ($0.18) per diluted share, in the prior year period.

Balance Sheet
As of June 30, 2010, the Company had cash and cash equivalents of $105.5 million and restricted cash of $40.8 million.

Follow-On Offering and Expansion Plan
On June 30, 2010, the Company completed a follow-on public offering of 3.3 million shares at $19.00 per share, raising net proceeds of $58.8 million.  The Company paid down approximately $35.0 million of debt outstanding on July 16, 2010.

Mr. Donghao Yang, the Chief Financial Officer of Synutra, stated, “We are pleased to move forward through fiscal 2011 in a stronger and more flexible financial position.  As we continue to drive growth and profitability, we believe we are well-positioned to capture additional opportunities in China’s growing infant formula market.”

Conference Call Details
The Company will hold a conference call on August 10, 2010 at 8:00 am Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States toll free: +1 (877) 312-8817
International: +1 (253) 237-1180
Conference ID: 90057227

The replay will be accessible through August 17, 2010 by dialing the following numbers:

United States toll free: +1 (800) 642-1687
International: +1 (706) 645-9291
Conference ID: 90057227

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of June 30, 2010, this network comprised over 560 independent distributors and over 1,000 independent sub-distributors who sell Synutra products in over 74,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate,"

"expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of the Company’s products; adverse effects associated with the melamine contamination incident; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 9, 2010. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com
301-840-3881